Exhibit 10.03
Separation Agreement
     This Separation Agreement (“Agreement”) is made and entered into this 17th day of April, 2006 (the “Execution Date”), by and between George L. Fotiades (the “Executive”) and Cardinal Health, Inc. (the “Company”).
WITNESSETH:
     WHEREAS, the Executive has been employed as the President and Chief Operating Officer of the Company in accordance with the Employment Agreement dated February 1, 2004 (the “Employment Agreement”); and
     WHEREAS, the Company and the Executive have mutually agreed to terminate the employment relationship and desire to enter into this Agreement to specify the terms and conditions of the termination of the Executive’s employment.
     NOW, THEREFORE, in consideration of the above premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. DATE OF SEPARATION.
The Executive will cease to be an employee of the Company effective on May 19, 2006 (the “Termination Date”). During the period prior to the Termination Date, Executive will continue to provide all services required under the Employment Agreement, except that Executive will no longer be President and Chief Operating Officer of the Company.
2. RESIGNATION FROM COMPANY POSITIONS.
As of the Termination Date, the Executive shall tender his resignation as an officer and director of each of the Company’s subsidiaries for which he serves. Also, as of the Termination Date, the Executive shall resign as a trustee, plan administrator and fiduciary for any Company sponsored plan, trust or other arrangement in which he held such a position, as well as from any and all Company positions to which the Executive was elected or appointed, including any and all positions in which the Executive was charged with fiduciary responsibility.
3. EFFECT OF TERMINATION UNDER EMPLOYMENT AGREEMENT.
The termination of Executive’s employment on the Termination Date will qualify as a termination without Cause under Section 4(c) of the Employment Agreement, entitling Executive to the compensation set forth in that Subsection of the Employment Agreement and to no further compensation or benefits under the Employment Agreement. This Agreement shall be deemed to be notice of termination by the Company to the Executive under Section 4(a) of the Employment Agreement. The Employment Agreement shall remain in full force and effect, including the Covenants in Section 5 of the Employment Agreement.
4. EFFECT OF TERMINATION UNDER OPTION AGREEMENT AND AMENDMENT TO 2004 OPTION AGREEMENT
The termination will qualify as a termination without Cause following a change in corporate structure or personnel of the Company which results in Executive ceasing to report directly to Robert D. Walter prior to termination under Section 3(b)(ii) of the Nonqualified Stock Option Agreements dated November 18, 2002 and February 1, 2004 (the “Option Agreements”). In order to satisfy the intent of the Option Agreement dated February 1, 2004, the Option to purchase 225,000 shares of common stock of the Company under that Option Agreement shall vest and become exercisable on the date that is immediately prior to the Termination Date. The remaining terms of the Option Agreements shall remain in full force and effect, including the provisions regarding “Triggering Conduct/Competitive Triggering Conduct.”
5. RETURN OF COMPANY DOCUMENTS AND PROPERTY.
The Executive hereby agrees, represents and warrants that, as of the Termination Date, he shall have returned to the Company all documents (including copies and computer records thereof) of any nature which relate to or contain proprietary or confidential information concerning Company, its customers, or employees, and any and all property of the Company which has been in his possession, including, except as otherwise herein provided, any computers, computer programs or limited use software licenses in his possession. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive. Information in the public domain or information that is commonly known by or available to the public through the Company’s press releases, public documents, annual reports, SEC filings or other public filings shall not be considered proprietary or confidential information.
5. RELEASE.
(i) General. In consideration of the benefits set forth in this Agreement, including the amendment to the 2004 Option Agreement, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries and affiliates and their respective current and former shareholders, subsidiaries, parents, affiliates, divisions, trustees, partners, agents, directors, officers and employees, including without limitation, all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its subsidiaries and affiliates, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the date hereof relating to the Executive’s employment with the Company and its subsidiaries and affiliates (“Claims”).
(ii) Exclusions from Release. Anything herein to the contrary notwithstanding, nothing herein shall release the Company from any claims or damages based on (A) any right or claim that arises after the date hereof, (B) any right the Executive may have under the Employment Agreement or this Agreement and under any applicable plan, policy, program or other agreement or arrangement with the Company, including his outstanding option agreements or (C) the Executive’s rights to indemnification under the Company’s Code of Regulations and the indemnity agreement between the Company and the Executive. The parties agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Agreement shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims that arose prior to the date hereof that the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC (“EEOC Claims”).
(iii) ADEA Rights. The Executive acknowledges that: (A) this entire Agreement is written in a manner calculated to be understood by him; (B) he has been advised to consult with an attorney before executing this Agreement; (C) he was given a period of twenty-one days within which to consider this Agreement; and (D) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the date hereof, and this Agreement shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the date hereof. In order to revoke this Agreement, the Executive shall deliver to the Company’s Chief Legal Officer, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

6. GOVERNING LAW.
This Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio, except to the extent that the laws of the United States shall otherwise apply.
7. ENTIRE AGREEMENT.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.
8. COUNTERPARTS.
This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Execution Date.

/s/ George L. Fotiades
George L. Fotiades
CARDINAL HEALTH, INC.

BY: /s/ Robert D. Walter
Robert D. Walter,
Executive Chairman of the Board